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                                                                     EXHIBIT 3.2

                         SEVENTH AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION OF

                                 AVANTGO, INC.

     The undersigned, Richard Owen, hereby certifies that:

     1. He is the duly elected and acting Chief Executive Officer of AvantGo, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 30, 1997 under the corporate name "Bombardier Software, Inc."

     3. Pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Original Certificate.

     4. The Certificate of Incorporation of this corporation is hereby amended and restated to read in full as follows:

                                   ARTICLE I

     The name of this corporation is "AvantGo, Inc."

                                  ARTICLE II

     The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                  ARTICLE IV

A.   CLASSES OF STOCK

     The Corporation is authorized to issue two classes of stock, to be designated as "Preferred Stock," $0.0001 par value, and "Common Stock," $0.0001 par value, respectively. The total number of shares that the corporation is authorized to issue is One Hundred Sixty Million (160,000,000) shares. The number of shares of Preferred Stock authorized is Ten
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Million (10,000,000) shares, and the number of shares of Common Stock authorized is One Hundred Fifty Million (150,000,000) shares.

B.   RIGHTS AND RESTRICTIONS OF COMMON STOCK

     (a) The Common Stock is not redeemable.

     (b) The holder of each share of Common Stock shall have the right to one vote and shall be entitled to notice of any stockholders' meeting in accordance with the Amended and Restated Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as provided by law.

C.   RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK

     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

D.   AUTHORITY OF BOARD OF DIRECTORS WITH RESPECT TO STOCK MATTERS

     The authority of the Board of Directors with respect to each class or series of stock shall include, without limitation of the foregoing, the right to determine and fix:

     (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

     (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

     (c) the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

     (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of any such class or series of Preferred Stock shall be

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entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

     (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible or not, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

     (f) the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

     (g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

     (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

     (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the corporation, acting in accordance with this Amended and Restated Certificate of Incorporation, may deem advisable and that are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

                                   ARTICLE V

     In addition to any other class vote that may be required by law so long as any shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class:

     (a) adversely alter or change the powers, preferences or special rights of the Preferred Stock; or

     (b) increase or decrease (other than by redemption or conversion) the aggregate number of authorized shares of Preferred Stock; or

     (c) create, authorize or issue any new class or series of shares having any powers, preferences or special rights superior to or on a parity with the Preferred Stock as to dividends, liquidation, conversion rights or voting rights; or

     (d) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the

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option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or (ii) the redemption of any share or shares of Preferred Stock; or

     (e) sell, convey or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of; or

     (f) change the authorized number of directors of this corporation.

                                  ARTICLE VI

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                  ARTICLE VII

     The corporation is to have perpetual existence.

                                 ARTICLE VIII

     In furtherance and not in limitation of the powers conferred by statute, except as provided in Article XI of the Amended and Restated Certificate of Incorporation, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                  ARTICLE IX

     1.  Limitation on Directors' Liability.  To the fullest extent permitted by
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the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2.  Indemnification.  The corporation may indemnify to the fullest extent
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permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation. The corporation will maintain director and officer insurance in amounts reasonably determined as necessary by the Board of Directors.

     3.  Amendments.  Neither any amendment nor repeal of this Article IX, nor
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the adoption of any provision of the corporation's Amended and Restated
Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this
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Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent position.

                                   ARTICLE X

     In the event any shares of Preferred Stock shall be redeemed or converted, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the corporation.

                                  ARTICLE XI

     Holders of stock of any class or series of the corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to the Delaware General Corporation Law, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected by him or her, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

     1. Number of Directors. The number of directors which constitutes the whole Board of Directors of the corporation shall be designated in the Amended and Restated Bylaws of the corporation. The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 2001; the term of office for the second class (Class II) to expire at the annual meeting of the stockholders held in 2002; the term of office of the third class (Class III) to expire at the annual meeting of the stockholders held in 2003; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.


     2. Election of Directors. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the corporation shall so provide.

                                  ARTICLE XII

     No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Amended and Restated Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of a majority of the then outstanding voting securities of the corporation shall be required for the amendment, repeal or modification of the provisions of Article X, Article XI or Article XIII of this Amended and Restated Certificate of Incorporation or Sections 6 (Special Meeting), 5(b) (Notice of Stockholders' Meeting), 5(c) (Advance Notice of Stockholder Nominees and Stockholder Business), 10 (Voting), 13 (Stockholder Action by Written Consent Without a Meeting) or 15 (Number and Term of Office) of the corporation's Amended and Restated Bylaws.

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                                  ARTICLE XIII

     Any meeting of stockholders may be held within or without the State of Delaware, as the Amended and Restated Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Amended and Restated Bylaws of the corporation.


     I declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

     Executed at San Mateo, California this ______ day of __________, 2000.


                                   _____________________________________
                                   Richard Owen, Chief Executive Officer

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